Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements Nos. 333-127717, 333-136728 and 333-195988 on Form S-8 and Nos. 333-194733, 333-188579, and 333-184868 on Form S-3 of our report dated September 22, 2014, with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiaries as of June 30, 2014 and 2013, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which report appears in the Form 10-K filing for IsoRay, Inc. to be filed on or about September 29, 2014.

We also consent to the reference to us under the heading "Experts" in such registration statements on Form S-3.

/s/ DeCoria, Maichel & Teague, P.S.

Spokane, Washington

September 22, 2014